EX-99.p.3

Appendix A

Code of Ethics

Macquarie Investment Management Global Limited

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (Advisers Act) requires each registered investment adviser to adopt and implement a written code of ethics (Code) that contains provisions regarding:

–	the adviser’s fiduciary duty to its clients;
–	compliance with all applicable Federal Securities Laws;
–	reporting and review of personal Securities transactions and holdings;
–	reporting of violations of the Code; and
–	the provision of the Code to all Access Persons.

1. Persons Subject to the Code of Ethics

The Code has been adopted by Macquarie Investment Management Global Limited (MIMGL), an investment adviser registered with the Securities and Exchange Commission (SEC) effective as of 25 November 2015 to comply with Rule 204A-1 under the Advisers Act, as well as other securities laws and sound business practices. Certain undefined capitalized terms used herein have the meanings ascribed thereto in the attached “Definitions” schedule.

The procedures in the Code are designed to prevent Access Persons, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any client of MIMGL, from:

1.	employing any device, scheme or artifice to defraud any other client of MIMGL;
2.	making any untrue statement of a material fact to any other client of MIMGL or omitting to state a material fact necessary in order to make the statements made to any other client of MIMGL, in light of the circumstances under which they are made, not misleading;
3.	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on any other client of MIMGL; or
4.	engaging in any manipulative practice with respect to any other client of MIMGL.

An Access Person within the meaning of this Code, is a person who has been designated as such by the Chief Compliance Officer or their designee(s) (herein referred to as CCO). Generally, an Access Person is any person defined in the Definitions section that follows as an “Access Person”.

Immediate family members sharing the same household with any MIMGL Access Person are also deemed, by law, to be Access Persons for purposes of this Code. In addition, Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act contain a presumption that, if the investment adviser’s primary business is providing investment advice to Accounts or other advisory clients, then all of its directors, officers and partners are presumed to be Access Persons of any account advised by the adviser.

In developing these policies and procedures, MIMGL considered the material risks associated with administering the Code. This analysis includes risks such as:

–	Access Persons not understanding the fiduciary duty that they, and MIMGL, owe to Clients;
–	Access Persons and/or MIMGL failing to identify and comply with all applicable Federal Securities Laws;
–	Access Persons not reporting personal securities transactions;
–	violations of the Federal Securities Laws, the Code, the policies and procedures referenced in the Code, are not reported to MIMGL’s Chief Compliance Officer (CCO) and/or appropriate supervisory personnel;
–	MIMGL do not provide the Code and any amendments to all Access Persons; and
–	MIMGL do not retain Access Persons’ written acknowledgements that they have received the Code and any amendments.

MIMGL has established the following guidelines to mitigate these risks. The CCO or designee will:

–	provide (in paper or electronic form) all Access Persons with a current copy of the Code within 10 calendar days of designation as an Access Person and thereafter, at least annually;
–	promptly notify all Access Persons of any substantive amendments to the Code; and
–	require each Access Person to certify compliance with the Code on an annual basis or upon any material change.

Any questions about the Code should be directed to the CCO or the CCO’s designee(s).

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2. Fiduciary Duties of Access Persons under Federal Securities Laws

Access Persons owe a fiduciary duty to MIMGL’s Clients. These include a duty at all times to place the interests of each Client first. Above all, this means all Access Persons owe an undivided duty of loyalty to MIMGL’s Clients. Further, MIMGL demand the highest degree of personal and professional integrity and ethical behavior from their Access Persons.

Accordingly, all Access Persons must conduct themselves in an ethical manner and in such a way as to avoid or mitigate not only actual conflicts of interest with MIMGL’s Clients, but also the appearance of a conflict that could compromise the trust such clients have placed in MIMGL.

All Access Persons must comply fully with all applicable laws, including applicable U.S. State and Federal Securities Laws.

3. Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including MIMGL, Access Persons, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for MIMGL, its Access Persons, and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

MIMGL’s policies and procedures have been designed to identify and properly disclose, mitigate, or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, therefore Access Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve MIMGL and/or its Access Person on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of MIMGL and its Access Persons. If an Access Person believes that a conflict of interest has not been identified or appropriately addressed, that Access Person should promptly bring the issue to the CCO’s attention.

In some instances conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Access Persons should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

It may sometimes be beneficial for MIMGL to be able to retroactively demonstrate that it carefully considered particular conflicts of interest.

4. Personal Investments Policies and Procedures

Access Persons trades should be executed in a manner consistent with our fiduciary obligations to our Clients. Trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Access Person’s ability to fulfil daily job responsibilities.

Accounts covered by the Personal Investments Policies and Procedures

Macquarie Group’s Personal Investments Policy and procedures apply to all accounts holding any securities over which Access Persons have any Beneficial Ownership Interest, which typically include accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

Failure to comply with Macquarie Group’s Personal Investments policy and procedures may result in the loss of personal trading privileges and may lead to additional disciplinary action, up to and including termination of employment.

Macquarie Group’s personal investment requirements help to protect Access Persons and MIMGL against the following critical transgressions:

–	Access Persons violating the Code’s requirements as established by the SEC;
–	Access Persons violating insider trading laws; and
–	Access Persons engaging in front running.

When the duty to pre-clear arises

The requirement to pre-clear arises when the following two conditions are met:

–	You are the person exercising investment discretion over the trade; and
–	The security to be traded is not on the “Exempt from Pre-Clearance” list.

The “Exempt from Pre-Clearance” (non-exhaustive list) is as follows:

–	shares issued by money market funds and open ended mutual funds that are not Reportable Funds;
–	transactions in accounts for which the Access Person has no direct or indirect Control (e.g., such as an account managed by an investment adviser on a discretionary basis or purchases that are part of an automatic investment plan);

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–	529 Plan interests – must be a government-sponsored plan;
–	fixed annuities and variable annuities (unable to hold individual stocks or bond investments);
–	government securities;
–	bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments , including repurchase agreements;
–	financial instruments whose value is referable to an index or a large basket of underlying securities, including, but not limited to;
	—	Options;
	—	Exchange Traded Funds, Open-Ended Funds, Unit Investment Trusts (UIT);
	—	Futures contracts; or
	—	Warrants over an index.
–	Products providing leveraged exposure to an underlying asset (other than a listed security). These products include financial instruments that provide the holder with leveraged exposure to an underlying asset (other than a listed security) or exposure to price or rate movements in foreign exchange, interest rates or commodity prices, including, but not limited to;
	—	Options; or
	—	Contracts for Differences or futures contracts over foreign exchange rates or commodities.

You are not required to pre-clear transactions in any of the securities on the Exempt from Pre-Clearance list above. Transactions in all other securities, including initial public offerings, limited offerings or private placements must be pre-cleared.

Typically, accounts that contain securities that need to be pre-cleared are held in the name(s) of the Access Persons themselves. However, if you, as an Access Person, advise anyone who is not an Access Person (other than clients of MIMGL) on trading in any securities these transactions may need to be pre-cleared. You must advise the CCO or designee before rendering this investment advice.

MIMGL may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

Macquarie Group will also maintain a “Restricted List” of securities that MIMGL is actively evaluating for purchase or sale in Client accounts, or about which MIMGL might have received material non-public information. Compliance will not pre-clear any personal transactions in securities that are associated with any issuers on the Restricted List. The Restricted List is comprised of, among other things:

–	Issuers that have outstanding publicly traded securities and with whom MIMGL has entered into a confidentiality agreement;
–	any publicly-traded Portfolio Companies owned by managed funds of MIMGL; and
–	securities that MIMGL is actively evaluating for purchase or sale in Client accounts, or about which MIMGL might have received material non-public information.

The placement of an issuer on the Restricted List does not necessarily mean that MIMGL has material non-public information about the issuer. At times, an issuer will be added in an abundance of caution to prevent even the appearance of front running or other inappropriate trading. The Restricted List is privately maintained within the Regional Central Compliance Division of the Risk Management Group (“Compliance”).

Macquarie Group Pre-Clearance Requirements

The most recent version of the Macquarie Group pre-clearance requirements can be found at the following link: http://macnet.internal.macquarie.com/mfg/policies/mfg-global-policies/personal-dealing-policy

Macquarie Group policies are updated from time to time and Access Persons are required to periodically check for these updates.

How to Pre-Clear

You can pre-clear trades on Macnet through the following link: https://www-rmg/pta

Trading Window

Pre-clearance is valid for 24 hours or before the end of the following business day (business day means the business day in the market where the financial instrument is primarily traded). Any part of the order that is not executed within this time period must be pre-cleared again or cancelled. It is the responsibility of the Access Person to take the appropriate action.

Minimum Holding Period

There is a minimum holding period of 30 calendar days before you can sell any securities of an issuer whose securities you just purchased.

Waivers from either an embargo restriction or a holding period requirement are rare. To receive such a waiver, the employee must make a submission to Central Compliance in which they:

–	undertakes that they do not possess non-public price-sensitive information affecting the relevant financial product;
–	declares that they face financial hardship; and

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–	confirms that selling the affected financial product is the only practical method of overcoming the financial hardship.

If Compliance is satisfied that there is a prima facie case, it will provide a written exemption to the Access Person.

If approval is granted, a waiver is valid for only 24 hours, or until otherwise determined.

5. Access Person Reporting and Certifications

(a) New Access Persons

When an employee is identified as an Access Person by the CCO or designee, the Access Person must declare, as applicable, within 10 calendar days of being advised of the Access Person designation, an initial holdings report that lists all Reportable Securities and any account that has the ability to hold any securities (including securities excluded from the definition of a Reportable Security). The information in this report cannot be more than 45 days old as measured by the date the person becomes an Access Person.

Each Access Person shall only be permitted to open a Macquarie MOT brokerage account, and to demonstrate cancellation of any other external brokerage accounts. All reportable accounts including mutual fund accounts must be recorded in My Compliance.

If an exception is granted by Compliance and/or CCO to allow a brokerage account with a non-designated broker, then unless otherwise agreed by Compliance and/or CCO, the Access Person must advise the brokerage firm that they are employees of a financial institution and provide to the brokerage firm a 407 letter. The 407 letter that is provided to the brokerage firm by Compliance shall direct any firms at which an Access Person maintains a Beneficial Ownership Interest in brokerage accounts to provide duplicate copies of periodic (at least quarterly) statements for all securities accounts to Compliance, within 30 days of the statement period. All Access Persons are responsible for ensuring that duplicate statements are provided to Compliance.

If the Access Person, as a part of their employment compensation with the Macquarie Group, received Macquarie Group Limited options, the holding of these options is not reportable in initial or annual holdings reports; however, once these options are exercised and the Access Person acquires common stock, any sale must be pre cleared and all subsequent transactions are reportable in the Access Person’s quarterly transaction reports.

The holdings report must include the following information for every reportable security that the Access Person has a direct or indirect Beneficial Ownership Interest in:

○	title, type of security;
○	as applicable, exchange ticker or CUSIP, number of shares, and principal amount;
○	the name of any broker, dealer or bank with which the Access Person holds an account in which any Reportable Securities are held for the Access Person’s direct or indirect benefit; and
○	the date the report is submitted.

Access Persons are presumed under Federal Securities Law to be beneficial owners of securities held by immediate family members sharing the same household. As such, their holdings reports, as described in this section, must also be provided to MIMGL.

(b) Ongoing Quarterly Transactions Reporting

The SEC requires MIMGL to collect from its Access Persons on a calendar quarterly basis reports that reflect all transactions that took place during the prior quarter and any accounts opened during the quarter that hold any securities (including any securities excluded from the definition of a Reportable Security):

○	in Reportable Securities beneficially owned, directly or indirectly, by its Access Persons; and/or
○	over which the Access Person had Control.

These reports must be submitted within 30 days after each calendar quarter end. Each transaction report must contain the following information, where applicable:

○	the date of the transaction;
○	the security description, and as applicable, the exchange ticker or CUSIP number;
○	number of shares or par value;
○	principal amount of the securities;
○	whether the transaction was a purchase or sale or any other type of acquisition/disposition;
○	the price at which the transaction was effected;
○	interest rate and maturity rate;
○	the name of the broker, dealer or bank with or through which the transaction was effected; and
○	the date the report is submitted.

If the Access Person has directed all financial institutions where they have accounts that hold Reportable Securities to send copies of their account statements and trade activity to Compliance, the Access Person does not have to submit a quarterly transaction report to the CCO as long as Compliance receives the trade activity and account statements within 30 days of the end of the quarter in which the trades were executed. For any new accounts opened Access Persons must instruct the institution hosting their accounts to send to Compliance duplicate trade confirmations and account statements as described above.

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Access Persons do not have to submit a quarterly transaction report to the CCO for investments in unlisted securities that have been approved by Compliance (Control Room) and recorded in MACTS.

(c) Initial and Quarterly Certifications

The CCO or designee will make available to new Access Persons the necessary documentation to enable Access Persons:

○	to certify their understanding and their willingness to comply with MIMGL’s compliance programs; and
○	to confirm that the personal securities holdings information that they have provided is complete and accurate.

The CCO or designee will require each Access Person to confirm that the transactions effected during the period were in accordance with the Code and that the information reported is complete and accurate. This confirmation will also include a certification for each Access Person to sign with respect to compliance with MIMGL’s Political Contributions Policy and Macquarie Group’s Gift and Entertainment, Conflicts of Interest, and Outside Business Activities Policies.

(d) Annual Reporting

Every Access Person must submit an updated holdings report (“Annual Report”) each calendar year. The information in the Annual Report cannot be more than 45 days old prior to the date it was submitted.

If the Access Person has directed all financial institutions where they have accounts that hold Reportable Securities to send copies of their account statements and trade activity to Compliance, and for unlisted securities that have been approved by Compliance (Control Room) and recorded in MACTS, the Access Person does not have to submit an Annual Report to the CCO.

Access Persons who have reportable holdings that are not set up for duplicate reporting may submit copies of account statements that contain all of the same information that would be required by the Annual Report and that is current as of the dates noted above. Access Persons should sign and date each such statement before submitting it to the CCO or a designee. Any Reportable Securities not appearing on an attached account statement or duplicate reporting (e.g., private placements or hedge fund interests) must be reported directly to the CCO or a designee as part of the Access Person’s quarterly certification.

Annual Reports must also disclose the existence of all accounts that have the ability to hold any securities, even if the account does not hold any securities that fall within the definition of a “Reportable Security.”

In addition, on an annual basis, the CCO will require each Access Person to certify that they have complied with the terms of the Code and MIMGL’s Compliance Manual.

(e) Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Access Person is not required to submit:

○	Quarterly reports for any transactions effected pursuant to an automatic investment plan; or
○	any reports with respect to securities held in accounts over which the Access Person had no direct or indirect Control, such as an account managed by an investment adviser on a discretionary basis or a trust account.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO or a designee who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO or designee may ask for supporting documentation, such as a copy of the automatic investment plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

6. Gifts and Entertainment

Generally, Access Persons may not give or receive any gifts in connection with any business of MIMGL because it may appear improper or raise a potential conflict of interest. However, gifts of strictly nominal value (US$100 or less) are allowed, but at no time may an Access Person accept cash. Note that the US$100 is a cumulative limit per individual per calendar year and includes any gifts deemed de-minimis for the purposes of the Gifts and Entertainment Policy. While “nominal value” is susceptible to interpretation, a gift or entertainment is not acceptable if an independent third party may believe that the Access Person would be influenced by receiving such gift or entertainment in conducting business. Entertainment of an extraordinary or extravagant nature to an Access Person should be declined and gifts over US$100 should be returned in order to avoid compromising the reputation of the Access Person or MIMGL.

Entertainment given or received in excess of US$250 requires pre-approval from MIMGL’s business head in consultation with MIMGL’s CCO. This includes normal and customary business entertainment, the cost of which would be paid for by MIMGL as a reasonable expense if not paid for by the other party.

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When an Access Person gives or receives a gift or receives entertainment, they must provide the CCO or designee with the following:

–	date of the gift/entertainment;
–	the giver and recipient of the gift/entertainment;
–	description of gift/entertainment;
–	approximate value of the gift/entertainment;
–	the nature of the relationship between the giver and recipient; and
–	documentation supporting the value of the gift/entertainment if requested by the CCO or designee.

The access person may email this information to MIMGL’s CCO at the following email address: Macquarie Compliance MAM Americas Mailbox.

The CCO will maintain a log with the above information to track all gifts and entertainment.

Access Persons must comply with the MGL Dealing with Public Officials’ policy.

If you have any questions about the propriety of a gift you may be offered or may wish to offer to another or any other arrangement, please consult the CCO.

Union Officials, ERISA fiduciaries, “Government Instrumentalities,” & State and Local Pensions

Union Officials - Any gift or entertainment provided by MIMGL to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of MIMGL’s fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials must be pre-approved by the CCO.

Foreign Governments and “Government Instrumentalities” - The Foreign Corrupt Practices Act (FCPA) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government. As described above, any payment or anything else of value given to a foreign official or entity that could be deemed an “instrumentality” of a foreign government must be pre-approved by the CCO.

ERISA Plan Fiduciaries – MIMGL is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. MDPAM is prohibited from giving or receiving gifts or entertainment to or from any ERISA plan fiduciary without prior approval of the CCO. Consequently, all gifts and entertainment provided to ERISA plan fiduciaries must be reported to the CCO.

State and Local Pension Officials - MIMGL must be mindful that a myriad of state and municipal regulations exist around the exchange of gifts and entertainment with such officials. Accordingly, employees must consult with the CCO before providing any gifts or entertainment in connection with the solicitation of state and municipal pension, and similar plans.

Employees must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy. The CCO relies on employee reporting to assess compliance with the requirements listed above.

Monitoring and Controls

The Chief Legal Officer is responsible for assessing whether agreements with third parties should include anti-bribery representations, and for ensuring that any necessary representations are included in executed agreements. The Chief Legal Officer may also require that third parties acting on behalf of MIMGL understand MIMGL’s anti-bribery responsibilities. Employees may not execute agreements with third parties that are reasonably expected to interact with government officials, union representatives, state or local pension plans, or ERISA plan fiduciaries without the Chief Legal Officer’s approval.

If a third party is reasonably expected to interact with government officials, union representatives, state or local pension plans, or ERISA plan fiduciaries, Compliance may review any expense claims submitted by the third party and may require explanations and supplemental documentation to ensure that the third party has not provided improper gifts or entertainment in contravention of the Macquarie Group Anti-Bribery and Corruption policy.

All Access Persons must certify to the CCO on a quarterly basis that they are in compliance with the Macquarie Group Gifts and Entertainment Policy. If you have any questions about what constitutes a permissible gift or reasonable entertainment, please consult the CCO or review the Macquarie Group Gifts and Entertainment Policy.

7. Political Contributions

Effective March 14, 2011, the SEC adopted Rule 206(4)-5 (commonly referred to as the “Pay-to-Play” rule), which addresses the various arrangements by which a U.S.-registered investment adviser may seek to influence the award of advisory business by making or soliciting Contributions to government Officials charged with awarding such business. Under Rule 206(4)-5, Access Persons are prohibited from contributing more than the allowed limit of Contributions in connection with any business of MIMGL. The Pay-to-Play Rule includes a provision that prohibits any indirect action that would be prohibited if the same action was done directly.

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The Pay-to-Play Rule limits political Contributions to state and local government officials, candidates, and political parties by:

–	registered investment advisers;
–	advisers that would be required to register with the SEC but for the “foreign private advisor” exemption provided by Section 203(b)(3) of the Advisers Act, or that are “exempt reporting advisers”;
–	firms that solicit clients or investors on behalf of the types of advisers described above; and
–	“covered associates” (as defined below) of the entities listed above.

If violated, the Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a Contribution to any official of that “government entity”. This prohibition also applies to “covered associates” of the adviser.

A “covered associate” of an adviser is defined to include:

–	any general partner, managing member or executive officer, or other individual with a similar status or function;
–	any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and
–	any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.”

Certain de minimis Contributions of strictly nominal value are allowed. Appropriate exceptions to the general policy would be:

–	Access Person Contributions of $350 or less per election, for any election in which that Access Person is entitled to vote. For purposes of this exception, an Access Person is “entitled to vote” for a person if such Access Person’s primary residence is located in the area in which the Official is running.
–	an Access Person can make limited Contributions of $150 or less per election, for any election in which that Access Person is not entitled to vote.

Restrictions on payments for the solicitation of clients or investors

The Pay-to-Play Rule prohibits the compensation of any person to solicit a government entity unless the solicitor is an officer or employee of the adviser, or unless the recipient of the compensation (i.e., solicitation fee) is another registered investment adviser or a registered broker/dealer.

However, a registered investment adviser will be ineligible to receive compensation for soliciting government entities if the adviser or its covered associates made, coordinated, or solicited Contributions or payments to the government entity during the prior two years in excess of the de minimis exceptions noted above.

MIMGL will only compensate third parties for referrals of Clients or Investors that are affiliated with government entities if the solicitor is an eligible “regulated person,” as defined by Rule 206(4)-5 under the Advisers Act, and if the solicitor and its covered associates have not made any disqualifying Contributions during the past two years.

Restrictions on the coordination or solicitation of contributions

The Pay-to-Play Rule prohibits an adviser and its covered associates from coordinating or soliciting any Contribution or payment to an Official of the government entity, or a related local or state political party where the adviser is providing or seeking to provide investment advisory services to the government entity.

Charitable Donations

Charitable donations to legitimate not-for-profit organizations, even at the request of an official of a government entity, do not implicate Rule 206(4)-5. Donations by MIMGL or Access Persons to charities with the intention of influencing such charities to become Clients or Investors are strictly prohibited. Access Persons should notify the CCO about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

Recordkeeping Obligations

The Advisers Act imposes recordkeeping requirements on registered investment advisers that have any clients or investors in private funds that fall within Rule 206(4)-5’s definition of a “government entity.” Among other things, advisers with “government entity” Clients or Investors must keep records showing political contributions by “covered associates” and a listing of all “government entity” Clients and Investors.

Pre-clearance Requirement

–	Current Access Persons will be required to pre-clear all Contributions – state, local and federal including contributions to officials, candidates, political parties, or political action committees.
–	Pre-clearance will also be required for any fundraising activities reasonably expected to solicit Contributions from other persons or otherwise facilitate such Contributions.

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How to Pre-clear
–	Access Persons should complete the political contribution form. The form will be routed to Compliance. Compliance will liaise with the CCO or designee and review the request.
Approval Process
–	The CCO or designee will review and evaluate each request to determine whether the Contribution is permissible based upon the requirements of the Code, the Pay-to-Play Rules and MIMGL’s Political Contributions Policy. Contributions to national political candidates, parties, or action committees will generally be approved as long as the recipient is not otherwise associated with a state or local political office.
–	Access Persons will be notified in writing (hard copy and/or electronic notification) of approval or denial by Compliance.

Public Office

Access Persons must obtain written pre-approval from the CCO prior to running for any public office. Access Persons may not hold a public office if it presents any actual or apparent conflict of interest with MIMGL’s business activities.

Reporting

New Access Person Reporting

When an individual is first designated as an Access Person, the individual must disclose any Contributions made up to two years prior to their Access Person designation date by submitting the “Political Contribution Request” form, prior to hire.

Quarterly Certification

Access Persons are required to certify that they have complied with MIMGL’s Political Contribution Policy on a quarterly basis.

Penalty for Violating MIMGL’s Political Contribution Policy

Any Access Person who violates MIMGL’s Political Contribution Policy must immediately report the violation to the CCO or designee. Upon notification of a violation, the CCO or designee will report such Contributions to Compliance. An Access Person who fails to pre-clear a contribution or otherwise violates this Policy may be subject to disciplinary action up to and including termination.

8. Service on a Board of Directors

An Access Person may serve on the board of directors of a publicly traded company (the “Board”) only if:

–	the CCO determines that serving on the Board would be consistent with the interests of MIMGL or, where applicable, MIMGL’s clients;
–	appropriate information barrier procedures are established;
–	the CCO provides written authorization that the Access Person can serve on the Board;
–	Compliance and Corporate Governance (Group Legal) have approved the directorship; and
–	the Access Person agrees to excuse himself or herself from any decisions regarding that entity’s political contributions.

9. Outside Business Activities

No Access Person may make use of either their position as an employee or information acquired during employment, or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between the employee’s personal interests and MIMGL’s interests.

An Access Person must complete the disclosure form and obtain the written approval of their supervisor and the CCO or designee prior to participating in any outside business activities that are unrelated to their position within the Macquarie Group, including, but not limited to:

–	serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership;
–	making any monetary investment in any non-publicly traded business, corporation or partnership, including passive investments in private companies (investments in publicly traded companies may require prior approval of the CCO or designee, in accordance with personal securities trading procedures described above);
–	accepting a second job or part-time job of any kind or engaging in any other business outside of MIMGL or other positions within the Macquarie Group;
–	forming or participating in any bank group in connection with a bankruptcy or distressed situation;
–	forming or participating in any committee in making demands for changes in the management or policies of any company, or becoming actively involved in a proxy contest; and
–	receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than the Macquarie Group, whether as a fee, commission, bonus or other consideration such as stock, options or warrants.

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Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues. Access Persons may use the attached Outside Business Activities Request for Approval form to seek approval for the activities.

No Access Person may utilize property of MIMGL or utilize the services of MIMGL or their employees, for their personal benefit or the benefit of another person or entity, without approval of the CCO. For this purpose, “property” means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services.

An Access Person may not participate in any business opportunity that comes to their attention as a result of their association with MIMGL and in which they know that MIMGL might be expected to participate or have an interest, without:

–	disclosing in writing all necessary facts to the CCO;
–	offering the particular opportunity to MIMGL; and
–	obtaining written authorization to participate from the CCO.

Any personal or family interest in any of MIMGL’s business activities or transactions must be immediately disclosed to the CCO. For example, if a transaction by MIMGL may benefit that Access Person or a family member, either directly or indirectly, then the Access Person must immediately disclose this possibility to the CCO.

No Access Person may borrow from or become indebted to any person, business or company having business dealings or a relationship with MIMGL, except with respect to customary personal loans (such as home mortgage loans, automobile loans, and lines of credit), unless the arrangement is disclosed in writing and receives prior approval from the CCO. No Employee may use MIMGL’s name, position in a particular market, or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

An Access Person who is granted approval to engage in an outside business activity must not transmit material non-public information between MIMGL and the outside entity. If participation in the outside business activity results in the Access Person’s receipt of material non-public information that could reasonably be viewed as relevant to MIMGL’s business activities, the Access Person must discuss the scope and nature of the information flow with the CCO. Similarly, if an Access Person receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CCO.

10. Continuing Education

As an Access Person of MIMGL, you will be required to participate in a program of continuing education. The purpose of this requirement is to provide all of MIMGL’s staff members with consistent information on relevant topics relating specifically to investment advisers and/or general information on topics of heightened focus of the U.S. regulators. In some instances, the training may result from regulatory requirements, such as mandatory training on anti- money laundering, as required under the US PATRIOT Act.

11. Compliance and Sanctions

If you become aware of or suspect any violations of the Code, you must report them to the CCO as soon as practicable. Reports may be made anonymously as detailed in the Whistleblower Policy. MIMGL has zero tolerance for reprisals against employees making reports, in good faith, of perceived wrongdoing.

The CCO will review the records obtained pursuant to the Code to ensure that all Access Persons are complying with its provisions. All records shall be maintained in accordance with Rule 204-2 under the Advisers Act, as further described in MIMGL’s Compliance Manual.

MIMGL may, as deemed appropriate, impose sanctions, including, a fine, letter of censure, revoking personal securities trading privileges, or suspension or termination of employment of any Access Person who violates any provision of the Code.

Access Persons are required to acknowledge receipt of the Code within 10 days of becoming an Access Person.

Definitions

1.	407 letter means a letter that is provided by the Macquarie Group to financial institutions with which Access Persons maintain accounts that provides details regarding the requirement for the financial institution to provide confirmation and quarterly statements to the Macquarie Group.
2.	Access Person within the meaning of the Code is a person who has been designated as such by the CCO or the CCO’s designee(s) in accordance with Rule 204A-1 of the Advisers Act. Access Persons include:

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	2.1	a Supervised Person who has access to non-public information regarding clients’ purchase or sale of securities;
	2.2	a Supervised Person who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public;
	2.3	a Supervised Person who has access to non-public information regarding the portfolio holdings of affiliated mutual funds.
3.	Beneficial Ownership Interest means any direct or indirect interest in the name of MIMGL’s employee as well as any direct or indirect interest in the name of MIMGL’s employee’s spouse, child, all persons residing with or financially dependent upon MIMGL’s employee, any person to whom MIMGL’s employee contributes material financial support and any account over which MIMGL’s employee exercises Control.
4.	Clients mean individuals and entities for which MIMGL provides investment advisory services. The underlying investors in pooled investment vehicles advised by MIMGL are not clients of MIMGL.
5.	Contribution means a gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing a federal, state or local election, including payments of campaign debts and transition or inaugural expenses incurred by successful candidates for state or local office.
6.	Control means the ability, either directly or indirectly, to influence trading or investment decisions.
7.	Federal Securities Laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.
8.	Investor means a limited partner or shareholder in a pooled investment vehicle advised by MIMGL or an affiliate.
9.	Macquarie Group means Macquarie Group Limited and its world-wide affiliates.
10.	MACTS means the Macquarie Activity and Conflict Tracking System used by the Control Room to record private equity investments.
11.	My Compliance means the Macquarie Group system used to record personal brokerage accounts.
12.	Official means incumbents or prospective candidates for office if the office can influence the outcome of or is directly or indirectly responsible for, or, has the authority to hire an advisor or appoint such a person.
13.	Reportable Fund means (i) any collective investment vehicle for which MIMGL serve as an investment adviser; or (ii) any collective investment vehicle whose investment adviser or principal underwriter controls, is controlled by, or is under common control with MIMGL.
14.	Reportable Security means a security as defined in section 204A-1, except that it does not include:
	14.1	direct obligations of the Government of the United States;
	14.2	money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.
	14.3	shares issued by money market funds;
	14.4	shares issued by open-end funds other than Reportable Funds; and
	14.5	transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.
15.	Supervised Person means MIMGL’s partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the adviser and are subject to MIMGL’s supervision and control.

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